EXHIBIT 99.1

Kiwibox Plans Website Re-Launch: Signs Agreement with Largest U.S. Ethernet Service Provider

Branchburg, NJ - October 12, 2007 -- Magnitude Information Systems, Inc.("Magnitude") (OTC: MAGY.OB) announced today announced that as part of the “Web 2.0” re-launch plan of its successful Online Teen Social Networking Website, Kiwibox.com, the company has selected a worldwide internet service provider which provides 10 times the current site capacity. Kiwibox Media, Inc., a wholly owned subsidiary of Magnitude Information Systems, Inc. has signed an agreement with Cogent Communications, a multinational Tier 1 Internet service provider, ranked as the largest Ethernet Service Provider in the United States by Ovum-RHK.

“This is a major step in preparing for our imminent site re-launch…in selecting Cogent as our network services provider we are prepared for a ten-fold increase in both new membership and site traffic” stated Lin Dai, CEO of Kiwibox. Mr. Dai stated further “Cogent’s enormous bandwidth will support our exciting new media services, which initially will include user generated picture content”.

About Kiwibox Media, Inc, a wholly owned subsidiary of Magnitude Information Systems Inc.

Initially launched in 1999, Kiwibox.com is a highly diverse online social networking site designed specifically for Teens with over 1.8 Million members. Kiwibox.com successfully built its brand utilizing a unique "For Teens By Teens" design methodology, and since inception Kiwibox.com has been an industry leader in adopting user generated site content, delivering highly relevant Teen information (Entertainment, Fashion, etc.) and services such as Online Games and Messaging.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services. Cogent’s facilities-based, all-optical IP network backbone spans 19 countries and provides IP services in over 100 markets located in North America and Europe. Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact: Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292